Exhibit 10.1

CREDIT AGREEMENT

New York

June 27, 2022

Borrower:	RAND CAPITAL CORPORATION, a corporation organized under the laws of the State of New York having its chief executive office at 14 Lafayette Square, Suite 1405, Buffalo, NY 14203.

Bank:	M&T BANK, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY 14203. Attention: Office of General Counsel.

BACKGROUND OF AGREEMENT

The Borrower is an externally managed, closed-end, diversified management investment company regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Borrower’s investment strategy is focused on higher yield debt investments. The Borrower has requested that the Bank provide a senior secured revolving credit facility in an amount not to exceed $25,000,000.

The Bank and the Borrower agree as follows:

1.	DEFINITIONS.

a.	“Affiliate” has the meaning ascribed to the term “Affiliated Person” in the Investment Company Act.

b.	“Agreement” means this Credit Agreement.

c.	“Asset Coverage Ratio” means the ratio of fair market value of all assets of Borrower to the sum of all obligations for borrowed money (including Subordinated Debt) plus all capital lease obligations, in each case calculated in accordance with G.A.A.P.

d.	“Capital Gains Fee” has the meaning given to such term in the Investment Management Agreement.

e.	“Cash Flow” means the sum of (i) net investment income before taxes, plus (ii) depreciation expense and amortization, plus (iii) Interest Expense, plus (iv) non-cash expenses, plus (v) the Capital Gains Fee paid to Investment Advisor in cash, all determined in accordance with G.A.A.P.

f.	“Credit” means any and all credit facilities and any other financial accommodations made by the Bank in favor of the Borrower whether now or hereafter in existence.

g.	“Distributions” means any dividend or other form of distribution (whether in cash, securities or other property) with respect to any stock, membership or other form of equity interest in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such interests or any option, warrant or other right to acquire any such interests, in each case in accordance with the applicable governing documents of Borrower or Subsidiary, as the case may be, or otherwise.

h.	“G.A.A.P.” means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

i.	“Interest Coverage Ratio” means the ratio of Cash Flow to Interest Expense, all determined in accordance with G.A.A.P

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j.	“Interest Expense” means all finance charges reflected on the income statement as interest expense for all obligations of Borrower to any person, including, but not limited to, Bank, as shown on any properly prepared balance sheet in accordance with G.A.A.P.

k.	“Obligations” means any and all indebtedness or other obligations of the Borrower to the Bank in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Bank exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by the Borrower to others and which the Bank obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement.

l.	“Permitted Distributions” has the meaning set forth in the Schedule.

m.	“Permitted Guaranties” has the meaning set forth in the Schedule.

n.	“Permitted Indebtedness” has the meaning set forth in the Schedule.

o.	“Permitted Investments” means investments made in accordance with the Borrower’s investment objectives and strategies, as the same may be revised from time to time pursuant to this Agreement.

p.	“Permitted Liens” has the meaning set forth in the Schedule.

q.	“Permitted Loans” means loans made by the Borrower to an unaffiliated third party in accordance with the Borrower’s investment objectives and strategies, as the same may be revised from time to time pursuant to this Agreement.

r.	“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.

s.	“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

t.	“RIC” means a Person that qualifies as a “regulated investment company” within the meaning of Section 851(a) and Section 851(b) of the Internal Revenue Code and that is taxable under Section 852(b) of the Internal Revenue Code by reason of having satisfied the conditions contained in Section 852(a) of the Internal Revenue Code.

u.	“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower or its Subsidiaries or their respective Related Parties.

v.	“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

w.	“Schedule” means Schedule A, attached hereto and made a part hereof.

x.	“Subordinated Debt” means all indebtedness of the Borrower which has been formally subordinated to payment and collection of the Obligations on written terms approved by Bank in writing.

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y.	“Subsidiary” means any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries.

z.	“Tangible Net Worth” means the aggregate assets of Borrower excluding all intangible assets, including, but not limited to, goodwill, licenses, trademarks, patents, copyrights, organization costs, appraisal surplus, officer, stockholder, related entity and employee advances or receivables, mineral rights and the like, less liabilities, plus Subordinated Debt, all determined in accordance with G.A.A.P. (except to the extent that under G.A.A.P. “tangible net worth” excludes leasehold improvements which are included in “Tangible Net Worth” as defined herein).

aa.	“Transaction Documents” means this Agreement and all documents, instruments or other agreements by the Borrower in favor of the Bank in connection (directly or indirectly) with the Obligations, whether now or hereafter in existence, including, without limitation, promissory notes, security agreements, guaranties and letter of credit reimbursement agreements.

2.	REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties and any “Additional Representations and Warranties” on the Schedule, all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

1)	Good Standing; Authority. The Borrower and each Subsidiary (if either is not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Borrower and each Subsidiary is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on the business or assets of the Borrower and its Subsidiaries taken as a whole, the Borrower and each Subsidiary has the power and authority to own each of its assets and to use them in the ordinary course of business as contemplated now and in the future.

2)	Compliance. The Borrower and each Subsidiary conducts its business and operations and the ownership of its assets in compliance in all material respects with each applicable statute, regulation and other law, including environmental laws and the Investment Company Act. All approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and each Subsidiary’s business and for the Credit have been duly obtained and are in full force and effect. The Borrower and each Subsidiary is in compliance in all material respects with the Approvals. The Borrower and each Subsidiary (if either is not an individual) is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or a Subsidiary depending on its organizational structure (“Governing Documents”). The Borrower and each Subsidiary is in compliance with each agreement to which it is a party or by which it or any of its assets is bound except where the failure to comply could not have a material adverse effect on business or assets of the Borrower and its Subsidiaries taken as a whole.

3)	Legality. The execution, delivery and performance by the Borrower of this Agreement and all related documents, including the Transaction Documents, (i) are in furtherance of the Borrower’s purposes and within its power and authority; (ii) do not (A) violate in any material respect any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or any Subsidiary or (B) violate the Borrower’s or any Subsidiary’s Governing Documents (if either is not an individual), constitute a default under any agreement binding on the Borrower or any Subsidiary or result in a lien or encumbrance on any assets of the Borrower or any Subsidiary except where such default would not have a material adverse effect on the business or assets of the Borrower and its Subsidiaries taken as a whole; and (iii) have been duly authorized by all necessary organizational actions. No limitation on the powers of the Borrower to borrow, including, without limitation, under the Investment Company Act, will be exceeded as a result of borrowings under this Credit Agreement.

4)	Fiscal Year. The fiscal year of the Borrower is the calendar year.

5)	Title to Assets. The Borrower and each Subsidiary has good and marketable title to each of its assets free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule titled “Permitted Liens” or pursuant to the Bank’s prior written consent.

6)	Judgments and Litigation. There is no pending or, to the Borrower’s knowledge, threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (any, an “Action”) which involves the Borrower, its Subsidiaries or their respective assets and might have a material adverse effect upon the Borrower and its Subsidiaries taken as a whole or threaten the validity of the Credit, any Transaction Document or any related document or action. Borrower will promptly notify the Bank in writing upon acquiring knowledge of any such Action.

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a.	Full Disclosure. Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or any Subsidiary contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading. The Borrower is not aware of and has not failed to disclose to the Bank any fact that might have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

h.	Investment Company Act. The Borrower is registered as a business development company under the Investment Company Act. To the Borrower’s knowledge, the Bank is not an “affiliated person”, or an affiliated person of an affiliated person, of the Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act). Rand Capital Management LLC (the “Investment Advisor”) is an investment adviser that is registered under the U.S. Investment Advisers Act of 1940, as amended. The Investment Advisor is in compliance in all material respects with the terms of the Investment Advisory and Management Agreement dated December 31, 2020 (the “Investment Management Agreement”), between the Investment Advisor and the Borrower. The Borrower is not subject to any requirement of law (other than the Investment Company Act and Regulation X), which limits its ability to incur indebtedness hereunder. The Borrower has not entered into any agreement with any governmental authority limiting its ability to incur indebtedness hereunder.

i.	Taxes. The Borrower qualifies as a RIC. The Borrower has timely filed or caused to be filed all U.S. federal income and other material tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material taxes required to be paid, except (i) for any such taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with G.A.A.P. and (ii) where the failure to so file or pay could not reasonably be expected to have a material adverse effect on the business or assets of the Borrower and its Subsidiaries taken as a whole.

j.	Sanctions. Neither the Borrower nor any Subsidiary, and no Affiliate nor any other Related Party of the Borrower or any Subsidiary, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, (c) to the Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, or (d) will fund any repayment of the Obligations with derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement, or any Related Party, to be in breach of any Sanctions.

3.	AFFIRMATIVE COVENANTS. So long as this Agreement is in effect, the Borrower will comply, and cause each of its Subsidiaries to comply, with the following covenants and any other “Additional Affirmative Covenant” contained in the Schedule:

a.	Financial Statements and Other Information. Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its first three fiscal quarters, an unaudited consolidated financial statement of the Borrower and each Subsidiary as of the end of such quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidated balance sheet as of the quarter end all in such detail as the Bank may request (which delivery requirement shall be satisfied in full by the Borrower’s filing of its quarterly financial statements as part of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on the EDGAR filing system); (ii) within ninety (90) days after the end of each fiscal year, consolidated statements of the Borrower’s and each Subsidiary’s income and cash flows and its consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be (check applicable box, if no box is checked the financial statements shall be audited):

    ☒ audited                                            ☐ reviewed                                                    ☐ compiled

by an independent certified public accountant acceptable to the Bank (for the avoidance of doubt, the Bank acknowledges and agrees that Freed Maxick CPAs, P.C. shall be an acceptable independent certified public accountant) (which delivery requirement shall be satisfied in full by the Borrower’s filing of its annual audited financial statements as part of its Annual Report on Form 10-K with the Securities and Exchange Commission on the EDGAR filing system); and (iii) within sixty (60) days after the end of each of its first three fiscal quarters and within ninety (90) days after the end of each fiscal year, (A) a certificate executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower in the form attached hereto as Exhibit A (a) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (b) stating that the signers of the certificate have reviewed this Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (c) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto; and (B) a completed Borrowing Base Certificate in the form attached hereto as Exhibit B executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower. The Borrower shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.

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b.	Accounting; Tax Returns and Payment of Claims. Maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in the Schedule or (i) for any such taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with G.A.A.P. and (ii) where the failure to so file or pay could not reasonably be expected to have a material adverse effect on the business or assets of the Borrower and its Subsidiaries taken as a whole, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business.

c.	Inspections. Upon the Bank’s request, not less than forty-eight (48) hours in advance (unless a Default or Event of Default has occurred and is continuing), permit the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants, all at the Bank’s sole cost and expense unless a Default or Event of Default has occurred and is continuing.

d.	Operating Accounts. Maintain all bank accounts with the Bank.

e.	Borrower Notices. Promptly upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a material adverse effect upon the Borrower and its Subsidiaries taken as a whole or (iii) any change of its address or of the location of any collateral securing the Obligations, or (iv) any Action, the Borrower will provide to the Bank a certificate executed by the Borrower’s senior individual authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the event or the Action and what action the Borrower or its Subsidiary has taken or proposes to take with respect to it.

f.	Insurance. Maintain its property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as required.

g.	Form U-1. The Borrower shall promptly provide to the Bank a duly completed Form U-1 (Statement of Purpose for an Extension of Credit Secured by Margin Stock) in respect of the Credit Agreement, upon request by the Bank.

h.	Sanctions. The Borrower and each Subsidiary thereof shall comply with all applicable Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

4.	NEGATIVE COVENANTS. As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants. The Borrower shall not:

a.	Indebtedness. Other than Permitted Indebtedness set forth on the Schedule, if any, permit any indebtedness (including direct and contingent liabilities) except for trade indebtedness or current liabilities for salary, wages incurred in the ordinary course of business and not substantially overdue or amounts due to the Investment Adviser in accordance with the Investment Management Agreement.

b.	Guaranties. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except such Permitted Guaranties as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as may be specified on the Schedule.

c.	Liens. Permit any of its assets to be subject to any security interest, mortgage or other lien or encumbrance, except such Permitted Liens as may be specified on the Schedule and except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmens’, mechanics’, carriers’ and similar liens arising in the normal course of business.

d.	Investments. Make any investment other than Permitted Investments.

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e.	Loans. Make any loan, advance or other extension of credit except those Permitted Loans, except for endorsements of negotiable instruments deposited to the Borrower’s deposit account for collection, trade credit in the normal course of business and intercompany loans approved in writing by the Bank.

f.	Distributions. Declare or pay any Distribution, except for (i) any Distributions required by law or regulation (including in order for the Borrower to continue to qualify as a RIC), and (ii) provided that no Default or Event of Default has occurred and is continuing, any Distributions in cash or payable solely in stock of the Borrower.

g.	Changes in Form or Control. (i) Transfer or dispose of substantially all of its assets, (ii) acquire substantially all of the assets of any other entity other than a Subsidiary that becomes a guarantor under the Transaction Documents, (iii) do business under or otherwise use any name other than its true name, (iv) make any material change in its business, structure, ownership, purposes or operations that might have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, or (v) participate in any merger, consolidation or other absorption other than a merger, consolidation, or other absorption of a Subsidiary into another Subsidiary or the Borrower.

h.	Sale of Assets. Sell, transfer lease or otherwise dispose of any assets (including, without limitation, pursuant to any sale/leaseback transaction, securitization transaction, or with respect to any equity interest owned by it) other than sales, transfers and dispositions of (x) investments in the ordinary course of business and in accordance with the Borrower’s investment objectives and strategies, as may be revised from time to time pursuant to this Agreement, (y) inventory in the ordinary course of business and (z) used, obsolete, worn out or surplus equipment or property in the ordinary course of business.

i.	Reg U. The Borrower shall not use any proceeds of the Credit to purchase Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no Loan will be used to purchase Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) except for repurchases by Borrower of the Borrower’s common stock pursuant to Borrower’s publicly announced share repurchase program provided, after making such purchase the Credit will not violate Regulation U of the Board of Governors of the Federal Reserve System.

j.	Non-Affiliation.The Borrower will not at any time take any action to become an Affiliate of the Bank or any Affiliate of the Bank known to the Borrower, and the Borrower will use its commercially reasonable efforts to ensure that none of its Affiliates is or becomes an Affiliate of the Bank or any Affiliate of the Bank known to the Borrower.

k.	Securities Accounts.The Borrower shall not open or maintain any securities accounts other than: (i) securities accounts that are established with the Bank; and (ii) securities accounts in which the Bank has a first priority perfected security interest.

l.	Compliance with Sanctions. Neither the Borrower or any Subsidiary and no Person directly or indirectly controlled by the Borrower or a Subsidiary, and to the Borrower’s knowledge no other Related Party of any of the foregoing, in each case directly or indirectly, will use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity in violation of applicable law, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause the Bank to be in breach of any Sanctions. The Borrower and each Subsidiary thereof shall comply with all applicable Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

m.	Investment Management Agreement and Investment Manager. Rand Capital Management LLC shall cease acting as investment adviser for the Borrower. Rand Capital Management LLC shall no longer be owned or controlled, directly or indirectly, by Callodine Credit, LLC. The Investment Management Agreement shall not be amended or modified in any material respect without the Bank’s prior written consent, provided, however, the Bank acknowledges and agrees that the extension of the term of the Investment Management Agreement, in compliance with Sections 10(a) and 10(b) thereof, shall not require the Bank’s prior written consent.

n.	Investment Objectives and Strategy. The Borrower will not materially amend, modify, alter or otherwise change its investment objectives and strategies as set forth on Schedule B without the Bank’s prior written consent.

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5.	FINANCIAL COVENANTS. During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants. For purposes of this Section, if the Borrower has any Subsidiaries all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis.

A. Borrower shall maintain Tangible Net Worth of not less than $50,000,000.00, measured quarterly as of each fiscal quarter end, commencing with the period ending June 30, 2022.

B. Borrower shall maintain an Asset Coverage Ratio of not less than 3.00:1.00, measured quarterly as of each fiscal quarter end, commencing with the period ending June 30, 2022.

C. Borrower shall maintain an Interest Coverage Ratio of not less than 2.50:1.00 measured quarterly on a trailing twelve-month basis, commencing with the period ending June 30, 2022.

6.	DEFAULT.

a.	Events of Default. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay (a) within three (3) business days of when due any interest, fees or costs due hereunder or (b) any principal as and when due hereunder (whether at the stated maturity, by acceleration or otherwise), or there occurs any event or condition which after notice, lapse of time or both will permit acceleration of any Obligation that is not cured within the applicable notice or cure period; (ii) Borrower defaults in the performance of any obligation, condition, covenant or other provision of this Agreement, the other Transaction Documents or any other agreement with the Bank or any of its Affiliates or subsidiaries, which, (a) if such default can be cured solely by the payment of money, is not cured within three (3) business days after written notice from the Bank, (b) if it is a non-monetary default (excluding any default under Sections 3a, 4 or 5), it is not cured within thirty (30) days after written notice from the Bank, or (c) any default under 3a, 4 or 5; (iii) failure by the Borrower to pay (whether at the stated maturity, by acceleration, upon demand or otherwise) any material indebtedness or obligation owing to any third party or Affiliate or the failure to perform any agreement with any third party or Affiliate which would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, or their assets taken as a whole; (iv) the sale, assignment transfer or delivery, by operation of law or otherwise, of all or substantially all of the assets of the Borrower to a third party; (v) the Borrower, without the Bank’s prior written consent, engages in, agrees to or approves a plan for (a) reorganization, (b) merger or consolidation, (c) division into (or of) one or more entities or series of entities or allocation or transfer of any of Borrower’s assets or liabilities as a result of such a division, (d) conversion to another form of business entity, or (e) dissolution of the Borrower or cessation by the Borrower as a going business concern; (vi) if Borrower becomes insolvent or is generally not paying its debts as such debts become due; (vii) the making of any general assignment by Borrower for the benefit of creditors; the appointment of a receiver or similar trustee for Borrower or its assets; or the making of any, or sending notice of any intended, bulk sale; (viii) Borrower commences (or has commenced against it and not dismissed or stayed within sixty (60) days) any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower; (ix) any representation or warranty made in this Agreement, any other Transaction Documents, any related document, any other agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower or elsewhere was misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Agreement, any other Transaction Document, any related document, any other agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower or elsewhere not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Agreement, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation, warranty or elsewhere that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (x) any pension plan of Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on Borrower’s ability to repay its debts; (xi) a material adverse change in the Borrower and its Subsidiaries, taken as a whole, or their business, assets, operations, management, ownership, affairs or condition (financial or otherwise) or the Bank’s collateral from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank reasonably determines will have a material adverse effect on (a) the Bank’s collateral, the Borrower and its Subsidiaries taken as a whole, their business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform any obligation to the Bank; (xii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture of any property of the Borrower to any governmental authority; or (xiii) the occurrence of any event described in sub-paragraph (i) through and including (xii) hereof with respect to any Subsidiary, endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Obligations.

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b.	Rights and Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower, any Subsidiary or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s or its Subsidiaries’ agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any Obligations not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or any Subsidiary. All or any part of any Obligations whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in sub-paragraphs (vii) or (viii) above. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Obligations which may now or hereafter be payable on demand.

7.	EXPENSES. The Borrower shall pay to the Bank on demand all costs and expenses (including all reasonable fees and disbursements of outside counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Obligations, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of any Obligations or any guaranty thereof; (iii) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (iv) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Obligations from the date payment is demanded by the Bank to the date reimbursed by the Borrower. All such costs, expenses or fees under this Agreement shall be added to the Obligations.

8.	TERMINATION. This Agreement shall remain in full force and effect until (i) all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full and (ii) all Transaction Documents have been terminated by the Bank.

9.	RIGHT OF SETOFF. If an Event of Default occurs and is continuing, the Bank shall have the right to set off against the amounts owing under this Agreement and the other Transaction Documents any property held in a deposit or other account or otherwise with the Bank or its Affiliates or otherwise owing by the Bank or its Affiliates in any capacity to the Borrower, its Subsidiary or any guarantor of, or endorser of any of the Transaction Documents evidencing, the Obligations. Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

10.	USA PATRIOT ACT NOTICE. Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.	MISCELLANEOUS.

a.	Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

b.	Generally Accepted Accounting Principles. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting and reserves to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

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c.	Indemnification. If after receipt of any payment of all, or any part of, the Obligations, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.	Further Assurances. The Borrower shall take, and cause its Subsidiaries and affiliates to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request from time to time to effectuate the purposes of the Transaction Documents and the transactions contemplated thereby, including, without limitation, causing any Subsidiary, affiliate, entity or series of entities it may create hereafter through merger, division or otherwise, to execute agreements, in form and substance acceptable to the Bank, (i) assuming or guarantying the Borrower’s obligations under this Agreement and all related agreements and (ii) pledging assets to the Bank to the same extent as the Borrower.

e.	Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. In the event of any unreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.	Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.	Successors and Assigns. This Agreement shall be binding upon the Borrower and upon its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.	Waivers; Changes in Writing. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

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i.	Interpretation. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or”; the word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and captions or section headings are solely for convenience and not part of the substance of this Agreement. Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k.	Waiver of Jury Trial. The Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury the Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this Agreement or any transactions related hereto. The Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. The Borrower acknowledges that the Bank has been induced to enter into this Agreement by, among other things, the provisions of this Section.

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Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

M&T BANK

By	/s/ Patrick Covert
Name:	Patrick Covert
Title:	Senior Vice President

RAND CAPITAL CORPORATION

By	/s/ Daniel P. Penberthy
Name:	Daniel P. Penberthy
Title:	President and Chief Executive Officer